EXHIBIT 8.2.4

MORGAN BEAUMONT ANNOUNCES AGREEMENT WITH i2c

Wednesday, March 22, 2006

Bradenton, FL – March 22, 2006 - Morgan Beaumont, Inc. (OTC.BB: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network ™, today announced it has signed an agreement with i2c Inc., an innovative leader in high quality transaction processing and stored value card management solutions. i2c selected the SIRE Network and its 100,000+ convenient nationwide locations as a load network for its numerous stored value card programs.

Cliff Wildes, CEO of Morgan Beaumont, stated, “We are proud to have received this endorsement from i2c, a leading processor in the prepaid card market. We realize that its acceptance by the processors is crucial to the success of any value load solution. At Morgan Beaumont we offer their consumers a secure network, as well as over 100,000 convenient locations where they can re-load their cards with value and gain access to a number of other transactions that consumers of stored value cards are demanding. This is the first step in our overall strategy of offering the SIRE Network services to the stored value industry. We are very pleased to have i2c as a strategic partner as we move forward.”

Amir Wain, CEO of i2c, stated, “We are excited about this agreement and adding the SIRE Network as a value load network for our growing base of customers. The SIRE Network will drive usage by offering a nationwide footprint to cardholders to load money onto their stored value cards.”

This agreement will open the door for all existing i2c POSA terminals to download the SIRE Network software so they can quickly and easily provide those services to their customers. Additionally, i2c will be providing transaction processing and card management services for card programs from Morgan Beaumont.

About Morgan Beaumont, Inc.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States.

The company has developed the SIRE Network™, a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

About i2c

i2c is a leading global technology solutions provider in the financial services sector focused on providing diversified technology solutions to financial institutions, stored value card program managers (both open and closed systems), and prepaid e-product distributors (prepaid POSA products and services). For additional information, visit www.i2cinc.com or contact Ed Kelley at 650.593.5400x 5006 (email: ekelley@i2cinc.com).

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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